Regency Centers, L.P.

             Amendment Dated November 11, 2004 to the Fourth Amended
                  and Restated Agreement of Limited Partnership

                  This Amendment Dated November 11, 2004 to the Fourth Amended and Restated Agreement of Limited Partnership (this "Amendment") is entered into as of the 11th day of November, 2004, by and between Regency Centers Corporation ("RCC" or "General Partner"), a Florida corporation (formerly known as Regency Realty Corporation), as the general partner of Regency Centers, L.P., a Delaware limited partnership (the "Partnership"), Belcrest Realty Corporation, a Delaware corporation ("Belcrest") and Belport Realty Corporation, a Delaware corporation ("Belport"; each of Belcrest and Belport a "Series D Preferred Partner" and collectively, the "Series D Preferred Partners").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, the Series D Preferred Units were established by that certain Amendment No. 3 to the Partnership Agreement (the "Third Amendment"), dated as of September 29, 1999;

                  WHEREAS, the Partnership and the Series D Preferred Partners desire to amend the terms of the Series D Preferred Units (as defined in the Third Amendment), to provide that, inter alia, from and after the date hereof, the Series D Priority Return that accrues on such Series D Preferred Units shall accrue at the rate per annum of 7.45%, and from and after the date hereof, the holders of the Series D Preferred Units shall have certain additional voting rights as set forth herein;

                  WHEREAS, the parties hereto desire to amend that certain Fourth Amended and Restated Agreement of Limited Partnership, dated as of April 1, 2001 (as amended, the "Partnership Agreement"), as set forth herein; and, any terms capitalized herein but not defined herein having the definitions therefor set forth in the Partnership Agreement; and

                  WHEREAS, the parties hereto desire to cause an amendment to be made to the Articles of Incorporation of RCC amending the preferences, rights and limitations of RCC's 500,000 shares of authorized 9.125% Series D Cumulative Redeemable Preferred Stock (the "Articles of Amendment"; the Partnership Agreement and the Articles of Amendment as amended hereby are, collectively, the "Amended Documents"), as set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to continue the Partnership and amend the Amended Documents as follows:

                  1. Partnership Agreement. The Partnership Agreement is hereby amended as follows:

                  (a) The definition of "Series D Preferred Units" in Section 1(a) of the Third Amendment is hereby amended by deleting the term "9.125%" therein and inserting the term "7.45%" in lieu thereof.

                  (b) The definition of "Series D Priority Return" in Section 1(a) of the Third Amendment is hereby amended by deleting the term "9.125%" therein and inserting the term "7.45%" in lieu thereof.

                  (c) Section 4.8(a) of the Partnership Agreement is hereby amended by deleting the term "9.125%" therein and inserting the term "7.45%" in lieu thereof.

                  (d) Section 4.8(c) of the Partnership Agreement is hereby amended by deleting the term 9.125%" therein and inserting the term "7.45%" in lieu thereof.

                  (e) Section 4.8(e)(i) of the Partnership Agreement is hereby amended by deleting the phrase "the fifth (5th) anniversary of the issuance date" therein and inserting "September 29, 2009" in lieu thereof.

                  (f) Section 4.8(f) of the Partnership Agreement is hereby amended by inserting the following as new paragraph (iii) after paragraph (ii) therein:

                        "(iii) Certain Additional Voting Rights. Notwithstanding anything herein to the contrary, so long as any Series D Preferred Units remain outstanding, RCC shall solicit the affirmative vote of the holders of at least two-thirds (2/3) of the Series D Preferred Units outstanding at the time, prior to (i) electing to consummate any transaction or series of transactions which would result in a Change of Control of RCC or the Partnership, (ii) electing to consummate any transaction or series of transactions which would result in the common shares of RCC or any successor entity of RCC ceasing to be listed on at least one of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market (or, in each case, a successor thereto) or (iii) electing not to qualify for taxation as a real estate investment trust under Section 856 et seq. of the Code. For the purposes of this Section 4.8(f)(iii), "Change of Control" shall mean: (i) any sale or other disposition of all or substantially all of the assets of the Partnership or RCC, as the case may be, to an entity that is not an Affiliate of RCC; or (ii) any consolidation, amalgamation, merger, business combination, share exchange, reorganization or similar transaction involving the Partnership or RCC, as the case may be, pursuant to which the Partners of the Partnership or the stockholders of RCC, as the case may be, immediately prior to the consummation of such transaction will own, directly or indirectly, less than a majority of the equity interests in the entity surviving such transaction; provided, however, a Change of Control shall not include a transaction or series of transactions consummated with the offeror of an unsolicited "hostile" tender offer for control of RCC or the Partnership. If the requisite holders of the Series D Preferred Units fail to approve any of the RCC actions specified in clauses (i),
         (ii) or (iii) of the first sentence of this Section 4.8(f)(iii) (each a "Mandatory Redemption Event") and RCC still effectuates such action, then the sole remedy of the holders of Series D Preferred Units shall be that the Partnership shall immediately redeem all of the Series D Preferred Units outstanding at a redemption price, payable in cash, equal to the Capital Account balance of the holders of the Series D Preferred Units or, if greater, the original Capital Contribution of such holders plus the current Series D Priority Return, whether or not declared, to the date of such redemption to the extent not previously distributed; provided, however, that notwithstanding any provision hereof to the contrary, the actions specified in clause (i) of the first sentence of Section 4.8(f)(iii) shall not constitute a Mandatory Redemption Event if, on or prior to the date of the consummation of such transaction or transactions, a "nationally recognized statistical rating organization" (as such term is defined for purposes of Rule 436(g)(2) promulgated under the Securities Act) shall have affirmed the rating accorded the securities of RCC immediately prior to the public announcement of such transaction or transactions, or shall have upgraded such rating (or, if RCC is not the surviving entity in such transaction or transactions, affirmed that the rating of the securities of the successor to RCC shall be at least equal to the rating accorded the securities of RCC immediately prior to the public announcement of such transaction or transactions). The date of such redemption shall be the date of the Mandatory Redemption Event."

                  (g) Section 4.8(g)(i)(A) of the Partnership Agreement is hereby amended by (x) deleting the phrase "the tenth anniversary of the date of issuance" from the first sentence thereof and inserting the phrase "January 1, 2014" in lieu thereof, (y) deleting the term 9.125%" from the first sentence thereof and inserting the term "7.45%" in lieu thereof and (z) deleting the phrase "the tenth anniversary of the date of issuance" from the second sentence thereof and inserting the phrase "January 1, 2014" in lieu thereof.

                  (h) Section 4.8(g)(i)(C) of the Partnership Agreement is hereby amended to read as follows:

                        "(C) As a condition to an exchange, each holder of Series D Preferred Units agrees, subject to any agreements or undertakings relating to confidentiality to which it may be bound, to provide representations and covenants reasonably requested by the General Partner relating to (i) the widely held nature of the interests in such holder, sufficient to assure the General Partner that the holder's ownership of stock of the General Partner will not cause any individual to own in excess of 9.8% of the stock of the General Partner; and (ii) to the extent such holder can so represent and covenant without obtaining information from its owners, the holder's ownership of tenants of the Partnership and its affiliates. Upon the occurrence of an event giving rise to exchange rights pursuant to
         Section 4.8(g)(i)(A), in the event an exchange of all or a portion of Series D Preferred Units pursuant to Section 4.8(g)(i)(A) would violate the provisions on ownership limitation of the General Partner set forth in Article 5 of the Articles of Incorporation, the General Partner shall give written notice thereof to each holder of record of Series D Preferred Units, within five (5) Business Days following receipt of the Series D Exchange Notice, by (i) fax, and (ii) registered mail, postage prepaid, at the address of each such holder set forth in the records of


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

         the Partnership. In such event, each holder of Series D Preferred Units shall be entitled to exchange, pursuant to the provision of Section 4.8(g)(ii), a number of Series D Preferred Units which would comply with the provisions on the ownership limitation of the General Partner set forth in such Article 5 of the Articles of Incorporation. Any Series D Preferred Units not so exchanged are referred to as the "Series D Excess Units." The Board of Directors shall, within six months after the date of a Series D Exchange Notice that results in there being Series D Excess Units, either (in its sole and absolute discretion, subject to the requirements of Section 607.06401 of the Florida Statutes (2004) (i) direct the holder of such shares to sell all shares for cash in an amount equal to the Redemption Price in such manner as the Board of Directors directs or (ii) cause the General Partner to redeem such shares for the Redemption Price in cash on such date within such six month period as the Board of Directors may determine, by delivering a written notice of redemption to the holders of the Series D Excess Units. Such written notice of the General Partner shall state (i) the number of Series D Excess Units held by such holder, (ii) the redemption price of the Series D Excess Units,
         (iii) the date on which such Series D Excess Units shall be redeemed, which date shall be no later than six months following the receipt of the Series D Exchange Notice, (iv) the place or places where such Series D Excess Units are to be surrendered for payment of the Series D Redemption Price, (v) that distributions on the Series D Excess Units will cease to accrue on such redemption date, and (vi) that payment of the Redemption Price will be made upon presentation and surrender of such Series D Excess Units."

                  (i) Except as amended by the provisions hereof, the Partnership Agreement, as previously amended, shall remain in full force and effect in accordance with its terms; provided, however, that to the extent there shall be a conflict between the provisions of the Partnership Agreement and this Amendment, this Amendment shall prevail. The Partnership Agreement, as amended hereby, is hereby ratified, confirmed and reaffirmed by the undersigned for all purposes and in all respects. All references in any document to the Partnership Agreement shall mean the Partnership Agreement, an amended hereby.

                  2. The parties hereto hereby authorize and direct RCC (and its board of directors) to amend its Articles of Incorporation in accordance with the Articles of Amendment to the Articles of Incorporation attached hereto as Exhibit A. Such amendment to the Articles of Incorporation shall be effective as of the date hereof and shall be filed with the office of the Secretary of State for the State of Florida as soon as reasonably practicable and in any event by November 15, 2004.

                  3. The Partnership hereby agrees that the obligations of the Partnership contained in Section 4(d) and Section 4(j) of that certain Contribution Agreement, dated as of September 29, 1999, by and among Belcrest, the Partnership and RCC shall be extended through December 31, 2004.

                  4. As soon as reasonably practicable following the execution of this Amendment by the Series D Partners, such Series D Partners shall return all of the certificates representing outstanding Series D Preferred Units to the Partnership. As soon as reasonably practicable following the


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

receipt by the Partnership of such certificates, the Partnership shall reissue such certificates to reflect the terms of Series D Preferred Units, as amended hereby.

                  5. Each of the Series D Preferred Partners makes the following representations and warranties to the Partnership and RCC as of the date hereof:

                  (a) Such Series D Preferred Partner is duly organized and validly existing under the laws of the state of its organization and has been duly authorized by all necessary and appropriate action to enter into this Amendment and to consummate the transactions contemplated herein and the individuals executing this Amendment on behalf of such Series D Preferred Partner have been duly authorized by all necessary and appropriate action on behalf of such Series D Preferred Partner. Assuming the due execution and delivery by each of the other parties hereto, this Amendment is a valid and binding obligation of such Series D Preferred Partner, enforceable against such Series D Preferred Partner in accordance with its terms, except insofar as enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditor's rights generally and the availability of any particular equitable remedy.

                  (b) Neither the execution nor the delivery of this Amendment nor the consummation of the transactions contemplated herein nor fulfillment of or compliance with the terms and conditions hereof (a) conflict with or will result in a breach of any of the terms, conditions or provisions of (i) the articles of incorporation, bylaws or other organizational documents of such Series D Preferred Partner or (ii) any agreement, order, judgment, decree, arbitration award, statute, regulation or instrument to which such Series D Preferred Partner is a party or by which it or its assets are bound, or (b) constitutes or will constitute a breach, violation or default under any of the foregoing. No consent or approval, authorization, order, regulation or qualification of any governmental entity or any other person is required for the execution and delivery of this Amendment and the consummation of the transactions contemplated hereby by such Series D Preferred Partner.

                  (c) The Series D Preferred Partners collectively own all of the Preference Units issued pursuant to the Contribution Agreement and the Partnership Agreement, as amended.

                  6. Each of the Partnership and RCC (each a "Regency Entity") makes the following representations and warranties to the Series D Preferred Partners as of the date hereof:

                  (a) Such Regency Entity is duly organized and validly existing under the laws of the state of its organization and has been duly authorized by all necessary and appropriate action to enter into this Amendment and to consummate the transactions contemplated herein and the individuals executing this Amendment on behalf of such Regency Entity have been duly authorized by all necessary and appropriate action on behalf of such Regency Entity. Assuming the due execution and delivery hereof by each of the Series D Preferred Partners, this Amendment is a valid and binding obligation of such Regency Entity, enforceable against such Regency Entity in accordance with its terms (except, with respect to RCC, such enforceability is limited to the terms of Sections 1(f) and 1(g) hereof), except insofar as enforceability may be affected by bankruptcy, insolvency or similar laws affecting creditor's rights generally and the availability of any particular equitable remedy.

                  (b) Neither the execution nor the delivery of this Amendment nor the consummation of the transactions contemplated herein nor fulfillment of or compliance with the terms and conditions hereof (a) conflict with or will result in a breach of any of the terms, conditions or provisions of (i) the articles of incorporation, bylaws or other organizational documents of such Regency Entity or (ii) any agreement, order, judgment, decree, arbitration award, statute, regulation or instrument to which such Regency Entity is a party or by which it or its assets are bound, or (b) constitutes or will constitute a breach, violation or default under any of the foregoing. No consent or approval, authorization, order, regulation or qualification of any governmental entity or any other person is required for the execution and delivery of this Amendment and the consummation of the transactions contemplated hereby by such Regency Entity.

                  7. The parties agree to cooperate with either other in effectuating the transactions described herein and agree to execute such further documents and instruments as may reasonably be required to effectuate the transactions described herein.

                  8. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

                  9. This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

                                       GENERAL PARTNER:

                                       REGENCY CENTERS CORPORATION
                                       (formerly known as Regency Realty
                                        Corporation)


                                       By:    /s/ Lisa Palmer
                                          --------------------------------------
                                          Name:    Lisa Palmer
                                          Title:   Senior Vice President


                                       SERIES D PREFERRED PARTNERS


                                       BELCREST REALTY CORPORATION


                                       By:    /s/ William R. Cross
                                          --------------------------------------
                                          Name:    William R. Cross
                                          Title:   Vice President

                                       BELPORT REALTY CORPORATION


                                       By:    /s/ William R. Cross
                                          --------------------------------------
                                          Name:    William R. Cross
                                          Title:   Vice President

                                    EXHIBIT A

                    AMENDMENT TO ARTICLES OF INCORPORATION OF
                           REGENCY CENTERS CORPORATION
                      AMENDING THE PREFERENCES, RIGHTS AND
                        LIMITATIONS OF 500,000 SHARES OF
                 SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK


                  Pursuant to Section 607.1006 of the Florida Business Corporation Act ("FBCA"), Regency Centers Corporation, a Florida corporation formerly known as Regency Realty Corporation ( the "Corporation"), does hereby certify that:

                  WHEREAS, the Board of Directors of the Corporation designated 500,000 shares of its authorized but unissued Preferred Stock, par value $.01 per share, as its 9.125% Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock") pursuant to Articles of Amendment adopted in accordance with Section 607.0602 of the FBCA, filed with the Florida Department of State on October 1, 1999 (the "Designation");

                  WHEREAS, the Corporation has committed to issue shares of Series D Preferred Stock to the holders of Series D preferred units (the "Series D Preferred Partners") in the Corporation's affiliate, Regency Centers, L.P., a Delaware limited partnership (the "Partnership"), but no shares of Series D Preferred Stock have yet been issued;

                  WHEREAS, the Partnership and the Series D Preferred Partners have agreed to amend the Designation to provide that, inter alia, dividends shall accrue at the rate per annum of 7.45% rather than 9.125% on shares of Series D Preferred Stock, when issued, and that the holders of the Series D Preferred Stock shall have certain additional voting rights as set forth herein;

                  WHEREAS, the Board of Directors of the Corporation adopted this amendment on October 27, 2004 without shareholder action;

                  WHEREAS, shareholder approval of this amendment is not required;

                  NOW, THEREFORE, ARTICLE THIRD of the Designation is hereby amended as follows (all capitalized terms not otherwise defined herein shall have the meanings given to them in the Designation):

1.       Distribution Rate
         -----------------

                  Section 3(a) of the Designation is hereby amended to change the annual distribution rate from 9.125% to 7.45%.

                  In addition, all references throughout the Designation to 9.125% are hereby changed to 7.45%, and the Series D Preferred Stock shall be known as the "7.45% Series D Cumulative Redeemable Preferred Stock."

2.       Voting
         ------

                  A new Section 6(d) is hereby added to the Designation, which reads in full as follows:

                           "(d) Certain Additional Voting Rights.
                  Notwithstanding anything herein to the contrary, so long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall solicit the affirmative vote of the holders of at least two-thirds (2/3) of the Series D Preferred Stock outstanding at the time, prior to:

                           (i) electing to consummate any transaction or series
                  of transactions which would result in a Change of Control of the Corporation,

                           (ii) electing to consummate any transaction or series
                  of transactions which would result in the common shares of the Corporation or any successor entity of the Corporation ceasing to be listed on at least one of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market (or, in each case, a successor thereto), or

                           (iii) electing not to qualify for taxation as a real
                  estate investment trust under Section 856 et seq. of the Internal Revenue Code.

                  For the purposes of this Section 6(d) "Change of Control" shall mean: (x) any sale or other disposition of all or substantially all of the Corporation to an entity that is not an Affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934) of the Corporation; or (y) any consolidation, amalgamation, merger, business combination, share exchange, reorganization or similar transaction involving the Corporation pursuant to which the stockholders of the Corporation immediately prior to the consummation of such transaction will own, directly or indirectly, less than a majority of the equity interest in the entity surviving such transaction; provided, however, a Change of Control shall not include a transaction or series of transactions consummated with the offeror of an unsolicited "hostile" tender offer for control of the Corporation. If the requisite holders of the Series D Preferred Stock fail to approve any of the Corporation's actions specified in clauses (i), (ii) or (iii) of the first sentence of this Section 6(d) (each a "Mandatory Redemption Event") and the Corporation still effectuates such action, then the sole remedy of the holders of Series D Preferred Stock shall be that the Corporation shall immediately redeem all of the Series D Preferred Stock outstanding at a redemption price, payable in cash, equal to $100 per share of Series D Preferred Stock plus accumulative and unpaid distributions, whether or not declared, to the date of such redemption; provided, however, that notwithstanding any provision hereof to the contrary, the actions specified in clause (i) of the first sentence of this Section 6(d) shall not constitute a Mandatory Redemption Event if, on or prior to the date of the consummation of such transaction or transactions, a "nationally recognized statistical rating organization" (as such term is defined for purposes of Rule 436(g)(2) promulgated under the Securities Act of 1933, as amended) shall have affirmed the rating accorded the securities of the Corporation immediately prior to the public announcement of such transaction or transactions, or shall have upgraded such rating (or, if the Corporation is not the surviving entity in such transaction or transactions, affirmed that the rating of the securities of the successor to the Corporation shall be at least equal to the rating accorded the securities of the Corporation immediately prior to the public announcement of such transaction or transactions). The date of such redemption shall be the date of the Mandatory Redemption Event."



                     [Signature appears on following page.]

                  IN WITNESS WHEREOF, the undersigned Senior Vice President of the Corporation has executed this amendment this 12th day of November, 2004.




                                        /s/ Lisa Palmer
                                        ----------------------------------------
                                        Lisa Palmer, Senior Vice President




























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